UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 8, 2010

BONFIRE PRODUCTIONS, INC.
(Exact name of registrant as specified in its charter)
Nevada	333-145743	75-3260546
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6302 Mesedge Drive Colorado Springs, CO 80919
(Address of Principal Executive Offices/Zip Code)

(719) 598-2469
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))
☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 8, 2010, Bonfire Productions, Inc. (the "Company" or "Bonfire") executed and entered into an agreement and plan of merger (the "Merger Agreement") with C$ cMoney, Inc. ("C$ cMoney"), a Delaware corporation, pursuant to which the Company and C$ cMoney have set forth certain terms relating to a proposed reverse merger transaction between the parties (the "Reverse Merger"), whereby a new Bonfire wholly-owned subsidiary, shall merge with and into C$ cMoney, resulting in C$ cMoney's becoming a wholly-owned subsidiary of the Company.

Under the terms of the Merger Agreement all of Bonfire's directors, on the effective date of the Reverse Merger, will be replaced by directors appointed by C$ cMoney.  All of Bonfire's officers would also resign, at that time, and be replaced by officers of C$ cMoney. The shareholders of C$ cMoney would also be issued greater than 50% of Bonfire's issued and outstanding shares of voting capital stock and would therefore effectively have control over the Company after the consummation of the Reverse Merger.  Mr. Tim C. DeHerrera currently serves as the Company's President, Chief Executive Officer, and Chairman of the Board of Directors.  Ms. Jennifer Pharris currently serves as President, Chief Executive Officer and Chairman of the Board of Directors of C$ cMoney.

C$ cMoney has developed a new and innovative way to send money and pay for goods and services using a cell phone. Furthermore, the C$ cMoney application will help eliminate the risk of identity and credit card theft for users. When it is released later this spring, the C$ cMoney mobile application is expected to enable consumers to download and use it with virtually any mobile device.

C$ cMoney's executive offices are located in Houston, Texas. The founder, president and chief executive officer of C$ cMoney is Jennifer Pharris.

There can be no assurances that a Reverse Merger or any similar transaction contemplated under the terms of the Merger Agreement will ever be consummated. The Merger Agreement is attached as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BONFIRE PRODUCTIONS, INC.

By: /s/ Tim C. DeHerrera
Name: Tim C. DeHerrera
Title: President and Chief Executive Officer
Dated: April 8, 2010